Exhibit 99.1

News Release

For Immediate Release

bioAffinity Technologies Announces Pricing of IPO

San Antonio, TX – Sept. 1, 2022 – bioAffinity Technologies, Inc., a cancer diagnostics company that develops noninvasive, early-stage diagnostics to detect cancer and diseases of the lung and is researching targeted therapies to treat cancer, announced today that its initial public offering of 1,282,600 units of securities has been priced at $6.125 per unit. Total gross proceeds from the offering is estimated to be $7,855,925 before deducting underwriting discounts and commissions and other estimated offering expenses.

Each unit, which has no stand-alone rights and will not be certificated or issued as a stand-alone security, consists of one share of common stock, one tradeable warrant to purchase one share of common stock at an exercise price of $7.35 per share, and one non-tradeable warrant to purchase one share of common stock at an exercise price of $7.656 per share. Each warrant is immediately exercisable and will expire five years from the date of issuance. The shares of common stock and the tradable warrants may be transferred separately immediately upon issuance. In addition, bioAffinity has granted the underwriters a 45-day option to purchase up to 192,390 shares of common stock, and/or 192,390 tradeable warrants, and/or 192,390 non-tradeable warrants, or any combination of additional shares of common stock and warrants representing, in the aggregate, up to 15% of the number of the units sold in this offering to cover over-allotments in this offering.

The shares and the tradeable warrants will begin trading on September 1, 2022, on the Nasdaq Capital Market under the ticker symbols “BIAF” and “BIAFW,” respectively. The Company intends to use the net proceeds for the commercialization of its diagnostic called CyPath® Lung, a non-invasive test for the early detection of lung cancer that has completed a clinical trial showing 92% sensitivity and 87% specificity in detecting lung cancer in individuals at high risk who have lung nodules less than 2 centimeters. Proceeds also will be used for development of tests, additional clinical trials, regulatory filings, and for working capital and general corporate purposes.

WallachBeth Capital, LLC and Craft Capital Management, LLC are co-managers and co-book running managers for the offering.

bioAffinity’s registration statement relating to these securities was declared effective as of August 29, 2022, by the U.S. Securities and Exchange Commission. The offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained on the SEC’s website, http://www.sec.gov and by contacting WallachBeth Capital, LLC, Attention: Capital Markets, 185 Hudson Street, Jersey City, NJ 07311, by telephone at 646-998-7608, or by email at cap-mkts@wallachbeth.com

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated use of proceeds from the Company’s offering of its units. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. is a Delaware corporation addressing the need for noninvasive diagnosis of early-stage cancer and diseases of the lung and targeted cancer treatment. The Company develops proprietary noninvasive diagnostic tests and cancer therapeutics using technology that preferentially targets cancer cells and cell populations indicative of a diseased state. The Company’s first product called CyPath® Lung is a noninvasive test that has shown high sensitivity and specificity for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test by Precision Pathology Services. Research and optimization of the Company’s platform technologies are conducted in its laboratories at The University of Texas at San Antonio.

Contact:

Maria Zannes, President and Chief Executive Officer

E-mail: mz@bioaffinitytech.com

Telephone: 505.400.9747

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